Exhibit 10.8

January 22, 2013

Mr. Donald Melson

645 Main St.

Boxford, MA 01921

Dear, Donald:

Thank you for participating in our interview and selection process. Mevion Medical Systems, Inc. (the “company”) is pleased to offer you employment as Chief Financial Officer reporting to Joseph Jachinowski, Chief Executive Officer.

1.	Your effective date of employment is February 4, 2013.

2.	Your annual compensation will be a base annual salary of $240,000, which is paid biweekly. You will be paid in accordance with the Company’s normal payroll practices as established or modified from time to time, and all payments shall be subject to all applicable taxes and withholdings.

3.	You will be eligible to participate in senior management bonus plan. The structure and targets of the plan change annually. Your participation for the first year will be prorated based on your date of employment with Mevion Medical Systems, Inc.

4.	You will also be enrolled in the Company Incentive Stock Option plan, subject to approval by the Company’s Board of Directors. Under this plan, we expect to provide you with 78,700 options as a sign-on incentive. These options will be subject to a vesting schedule. Under the current Incentive Stock Option Plan 25% of the each year’s shares will vest 12 months following the grant date and the remaining shares will vest at a rate of 2.083% of the shares on the first day of each of the following 36 months assuming you are continuing to provide services to the Company as of each such date. Your option grant will be governed by the terms and conditions of the Company’s Incentive Stock Option Plan and an option agreement between you and the Company.

5.	This position will require you to work out of the corporate office which is currently located in Littleton, MA.

6.	Mevion reserves the right to change your job title, duties or manager based on the needs of the business.

7.	You will be entitled to benefits in accordance with the current Mevion program. A summary of the benefits will be sent to you under separate cover. Mevion reserves the right to modify, change or terminate any or all of the benefits at any time.

8.	As a condition of your employment, you will be required to execute a Privacy and Security Agreement, Confidentiality and Nondisclosure Agreement.

At all times, employment with Mevion is considered to be at-will, and the employment relationship may be terminated at any time for any lawful reason by either party.

This offer is contingent upon a satisfactory review of Information you have released to Mevion including employment references, and you meeting all legal requirements under local, state and federal laws.

Please confirm your acceptance of this offer by signing and returning the original of this letter, along with the required employment documents that are enclosed to Kara McCormick, Manager of Human Resources.

Should you have any questions, please contact Joe Jachinowski.

Sincerely,

Kara McCormick

Manager of Human Resources

Enclosures

x         I accept the offer.

           I do not accept the above offer.

Employee:	/s/ Donald B. Melson

Date:	1/23/13